Filed Pursuant to Rule 433

Registration No. 333-285982

Issuer Free Writing Prospectus, dated June 5, 2026

PRICING TERM SHEET

June 5, 2026

Nyxoah SA

Offering of

55,232,558 Ordinary Shares

The information in this pricing term sheet supplements Nyxoah SA’s (“Nyxoah”) preliminary prospectus supplement, dated June 4, 2026 (the “Preliminary Prospectus Supplement”), relating to an offering of Ordinary Shares, and the accompanying prospectus, dated April 1, 2025, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). This pricing term sheet supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used, but not defined, in this pricing term sheet have the respective meanings set forth in the Preliminary Prospectus Supplement. As used in this pricing term sheet, “we,” “our” and “us” refer to Nyxoah, and “Ordinary Shares” refers to the ordinary shares, no nominal value per share, of Nyxoah. The final prospectus supplement relating to this offering will reflect conforming changes relating to the terms described herein.

Issuer:	Nyxoah SA
Ticker/Exchange for Our Ordinary Shares:	“NYXH” / The Nasdaq Global Market
“NYXH” / Euronext Brussels
Last Reported Sale Price per Ordinary Share on June 4, 2026:	$2.88
The Offering
Ordinary Shares Offered by Us:	55,232,558 Ordinary Shares.
Option to Purchase Additional Ordinary Shares:	The underwriters have an option, exercisable within 30 days from the date of the final prospectus supplement, to purchase up to 8,284,883 additional ordinary shares solely to cover over-allotments.
Public Offering Price per Ordinary Share:	$1.72.
Indication of Interest

Certain of our existing stockholders, who are directors or affiliated with certain of our directors, have indicated an interest in purchasing an aggregate of approximately 13,771,404 Ordinary Shares in this offering at the public offering price. However, because their indications of interest are not binding agreements or commitments to purchase, the underwriters may sell more, less or no securities in this offering to any or all of these persons, or any or all of these persons may determine to purchase more, less or no securities in this offering. The underwriters will receive the same underwriting discount on any securities purchased by these stockholders as they will on any other securities sold to the public in this offering.

1

We have filed a registration statement (including a prospectus) and the Preliminary Prospectus Supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the applicable offering will arrange to send you the Preliminary Prospectus Supplement (or, when available, the final prospectus supplement) and the accompanying prospectus upon request to: BofA Securities at 201 North Tryon Street, NC1-022-02-25, Charlotte, NC 28255-0001, Attention: Prospectus Department, at dg.prospectus_requests@bofa.com or by telephone at 1-800-294-1322.

The information in this pricing term sheet is not a complete description of the Ordinary Shares or the offering. You should rely only on the information contained or incorporated by reference in the Preliminary Prospectus Supplement and the accompanying prospectus, as supplemented by this pricing term sheet, in making an investment decision with respect to the Ordinary Shares.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

2